Delaware The First State	Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “LINCOLN PARTNERS GROUP ROYALTY FUND” FILED IN THIS OFFICE ON THE SECOND DAY OF JUNE, A.D. 2025, AT 1:10 O`CLOCK P.M.

/s/ Charuni Patibanda-Sanchez Charuni Patibanda-Sanchez, Secretary of State

5085750 8100V	Authentication: 203880873
SR# 20252922887	Date: 06-06-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the trust formed hereby is Lincoln Partners Group Royalty Fund.

SECOND: The name and address of the Trust’s Registered Agent and registered office in the State of Delaware are (meeting the requirements of Section 3807 of the Act):

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

THIRD: This Certificate shall be effective June 2, 2025.

FOURTH: The Trust is a Delaware statutory trust to be registered under the Investment Company Act of 1940, as amended (Title 15 of the United States Code, Section 80a-1 et seq.), as a closed-end management investment company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of the 29th day of May, 2025.

By:	/s/ Ronald A. Holinsky
Ronald A. Holinsky
Senior Vice President &
Chief Legal Officer

State of Delaware Secretary of State Division of Corporations Delivered 01:10PM 06/02/2025 FILED 01:10PM 06/02/2025 SR 20252922887 - File Number 5085750